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                       September 20, 2023

       Eric Chen
       Chief Executive Director
       AIB Acquisition Corp
       875 Third Avenue, Suite M204A
       New York, New York, 10022

                                                        Re: AIB Acquisition
Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-41230

       Dear Eric Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation